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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of ProxyMed, Inc. of our report dated March 20, 2003, except for the restatement related to the classification of the series C convertible preferred stock described in Note 18, for which the date is November 19, 2003 relating to the financial statements and our report dated March 20, 2003 relating to the financial statement schedule of PlanVista Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP


Tampa, Florida
January 15, 2004